--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:

[X]Preliminary Proxy Statement  [_]Confidential, for Use of the Commission Only
                                   (as permitted by Rule 14a-6(e))
[_]Definitive Proxy Statement
[_]Definitive Additional
Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Interactive Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

    ------------------------------------------------------------------------
  (5) Total fee paid:

    ------------------------------------------------------------------------
[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

    ------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------
  (3) Filing Party:

    ------------------------------------------------------------------------
  (4) Date Filed:

    ------------------------------------------------------------------------
Notes:

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--------------------------------------------------------------------------------

                           INTERACTIVE NETWORK, INC.

                              1161 OLD COUNTY ROAD
                           BELMONT, CALIFORNIA 94002

                                 MARCH  , 1999

To the Shareholders:

   NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interactive Network, Inc., a California Corporation (the "Company") will be held at the San Mateo Marriott, 1770 South Amphlett Boulevard, San Mateo, California 94402 on March 31, 1999 at 4:00 p.m., for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified. Management nominees for director are: Bruce W. Bauer (Chairman), John J. Bohrer, Donald D. Graham, William
  H. Green and William L. Groeneveld.

     2. To amend the Company's Bylaws to provide for a board of five (5) to nine (9) Directors.

     3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on March 1, 1999 are entitled to notice of and to vote at the meeting. The transfer books will not be closed.

   All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please mark, sign and date the enclosed white proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has returned a proxy.

Belmont, California

March  , 1999

                                          By Order of the Board of Directors

                                          Bruce W. Bauer
                                          Chairman, President and Chief
                                           Executive Officer

                           INTERACTIVE NETWORK, INC.

                              1161 OLD COUNTY ROAD
                           BELMONT, CALIFORNIA 94002

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of Interactive Network, Inc., a California corporation (the "Company"), for use at the Annual Meeting of its Shareholders (the "Meeting") to be held March 31, 1999 at 4:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Meeting will be held at the San Mateo Marriott, 1770 South Amphlett Boulevard, San Mateo, California 94402. The Company's principal executive offices are located at 1161 Old County Road, Belmont, California 94002. Its telephone number at that address is (650) 508-8793.

   These proxy solicitation materials were mailed on or about March   , 1999 to
all shareholders entitled to vote at the Meeting.

Record Date

   Shareholders of record at the close of business on March 1, 1999 are entitled to notice of, and to vote at, the Meeting. At the record date, 30,840,441 shares of the Company's common stock, no par value (the "Common Stock"), were issued and outstanding.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting

   The shares represented by the proxies received will be voted as you direct. If you give no direction, the shares will be voted as recommended by the current board of directors of the Company (the "Board of Directors").

   Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder may select, up to the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes are proposed to be cast has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

   If a shareholder abstains from voting as to any matter, or if a broker returns a "non-vote" proxy as to any matter (indicating a lack of authority to vote on such matter), then the shares held by such shareholder or broker will be deemed present at the meeting for purposes of determining a quorum but will not be counted for purposes of calculating the vote with respect to such matter. Because shareholder approval under California law requires the affirmative vote of at least a majority of that number of shares needed to constitute a quorum (in addition to any other applicable requirements), in certain instances an abstention or a broker non-vote can have the same effect as a negative vote.

Solicitation

   The Company will bear the entire cost of solicitation by Management, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials sent to shareholders. The Company has retained the services of D. F. King & Co., Inc. to aid in the solicitation of proxies and delivery of proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners of stock and to solicit proxies therefrom. D. F. King & Co., Inc. will be paid a fee of $5,000 (which will increase to $30,000 for additional services in soliciting proxies if there is a proxy contest) and reimbursed for all reasonable out-of-pocket expenses in connection with the distribution of proxy materials. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, e-mail or facsimile. In the event of a solicitation in opposition to management's slate of directors, proxies may also be solicited by newspaper, internet or other means of communication.

Deadline for Receipt of Shareholder Proposals for the Next Annual Meeting

   Shareholder proposals intended to be considered at the Next Annual Meeting of Shareholders must be received by the Company no later than December 2, 1999. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC").

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

Nominees

   Management is proposing a slate of five (5) nominees to be elected at the Meeting, and intends to fix the size of the Board at five (5) directors if the shareholders approve Proposal No. 2 below. If Proposal No. 2 is not approved, the Board intends to fix the size of the Board at seven (7) directors, leaving two (2) vacancies to be filled. Certain of the Company's principal shareholders have been asked to designate persons to serve on the Company's Board of Directors (see "Arrangements with Respect to Election of Directors" below). Although none of these shareholders have designated persons to serve on the Board of Directors at this time, they may do so in the future. In that event, the Company's directors would have the power to elect additional directors to fill vacancies, up to the maximum authorized number of directors.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five (5) nominees named below, all of whom are currently directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The five (5) candidates receiving the highest number of affirmative votes of the shares voting at the Meeting will be elected directors of the Company. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such time as his successor has been duly elected and qualified.

   The names of the Company's nominees for director and certain information about them are set forth below.

                                                                      Director
     Name of Nominee     Age          Principal Occupation             Since
     ---------------     --- --------------------------------------   --------
 Bruce W. Bauer.........  48 Chairman of the Board of Directors,
                             President and Chief Executive Officer
                             of the Company                             1995
 John J. Bohrer.........  76 Director, Secretary and Treasurer of
                             the Company                                1995
 Donald D. Graham.......  64 President, Graham Enterprises              1995
 William H. Green.......  72 Vice-President, D.S.I. Corporation         1998
 William L. Groeneveld..  33 Vice President and co-owner of Program
                             Trading Corp.                              1998

--------
   Bruce W. Bauer has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1998. Prior to that he served as Secretary of the Company since November 1996 and director since October 1995. From 1993 to June 1998 Mr. Bauer owned and operated Unlimited Services and Marathon Management Services, which provide building and clean room services, supplies and consulting. Mr. Bauer received a B.A. degree from Wittenberg University in 1974.

   John J. Bohrer has served as Secretary and Treasurer of the Company since June 1998. From July 1978 to June 1993, Mr. Bohrer served as branch manager of Dickinson & Company, a firm rendering investment services. From June 1993 until his retirement in June 1997, he served as Vice President and branch manager with BDF Investments, which also renders investment services. He is now a semi-retired investor. Mr. Bohrer graduated from the New York Institute of Finance in 1947.

   Donald D. Graham has been owner and president of Graham Enterprises, Inc., since 1977, a provider of management, investment and consulting services, and has been a majority owner, chairman of the board of directors and officer in several private construction related companies since 1985. Mr. Graham received a B.S./B.A. from Creighton University in 1958. Mr. Graham has also been a certified public accountant since 1959 and served as an Accounting Program Instructor at Creighton University's MBA program from 1961-1968.

   William H. Green has been Vice President of D.S.I. Corporation since 1998, which is a dredging specialty company. Prior to that, he served as a consultant in the aggregate division of Martin Marietta since 1993. He currently sits on the boards of various private companies.

   William L. Groeneveld has served as Head Trader, Vice President and co-owner of Program Trading Corp., a provider of brokerage services since November 1995. Prior to that he served as a manager and stock broker with Barron Chase Securities since November 1993.

   In December 1998, David Lockton, former Chairman, President and Chief Executive Officer of the Company and currently a director, sought to call a special meeting of shareholders and to solicit proxies to replace the present Board of Directors, at a time when the Company was precluded by regulations of the Securities and Exchange Commission from soliciting proxies because it did not have current financial statements available. The Company secured an order from the California Superior Court in San Mateo County, invalidating Mr. Lockton's call of the December 30, 1998 meeting, and rescheduling the shareholders' meeting for March 31, 1999. The Company has now prepared current financial statements which are included in the Annual Report accompanying this Proxy Statement.

   Management is not including Mr. Lockton in the slate of nominees to be elected at the meeting. In the event Mr. Lockton again seeks to solicit proxies to replace the current Board or to elect himself to the Board, management intends to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the nominees listed above as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

                          ARRANGEMENTS WITH RESPECT TO
                             ELECTION OF DIRECTORS

   In 1987, David B. Lockton, John D. Lockton and certain other shareholders of the Company agreed to vote their shares to cause an officer of the National Broadcasting Co., Inc. ("NBC") designated by NBC to be elected to the Company's Board of Directors for so long as certain warrants issued by the Company to NBC were exercisable (the "1987 Agreement"). NBC has advised the Company that it will not exercise any right it may still have under the 1987 Agreement to designate a person to be elected to the Board of Directors at the Meeting. (See also "Certain Transactions--Financing Transactions--Agreements with NBC").

   Pursuant to a Stock Purchase Agreement dated December 2, 1992 (the "1992 Agreement"), Gannett Co., Inc. ("Gannett"), so long as it owns at least 500,000 shares of the Company's Common Stock, has the right to cause the Company to include one person designated by Gannett in the slate of nominees recommended for election as director. The Company is required to use its best efforts to cause such designee to be elected as a director, and David B. Lockton has agreed to vote his shares to cause such designee of Gannett to be elected to the Board of Directors. Gannett has advised the Company that it will not exercise any rights it has under the 1992 Agreement to designate a person to be elected to the Company's Board of Directors at the Meeting. (See also "Certain Transactions--Financing Transactions--Gannett Stock Purchase Agreement").

   Pursuant to an Amended and Restated Stock Purchase Agreement dated June 4, 1993 (the "1993 Agreement"), TCI Development Corporation ("TDC"), a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"), so long as it owned at least 500,000 shares of the Company's Common Stock, had the right to cause the Company to include one person designated by TDC in the slate of nominees recommended for election as director. The Company is required to use its best efforts to cause all shares for which the Company's management or directors hold proxies or are otherwise entitled to vote to be voted in favor of the election of such designee. TDC has advised the Company that it will not exercise any right it may still have under the 1993 Agreement to designate a person to be elected to the Company's Board of Directors at the Meeting.

   Pursuant to a Securityholders Agreement dated as of September 19, 1994 (the "Securityholders Agreement") the Company agreed that, so long as each of Motorola, Inc. ("Motorola") and Sprint Corporation ("Sprint") owned at least 500,000 shares of Common Stock (assuming conversion of all convertible securities and as adjusted for stock splits and the like), Motorola and Sprint had the right to designate one representative to the Board of Directors. Motorola and Sprint have advised the Company that neither will exercise any right they may still have under the Securityholders Agreement to designate a person to be elected to the Board of Directors at the Meeting. Pursuant to the Securityholders Agreement, TCI, Motorola, Sprint and NBC agreed to consult with each other and use reasonable best efforts to come to agreement with each other as to the voting of all shares of the Company owned by each on all matters presented to a vote of shareholders. The Company is unaware of any agreements reached by TCI, Motorola, Sprint and NBC under this provision of the Securityholders Agreement.

   For additional information concerning the present status of the right of NBC, TCI, Sprint and Motorola to designate nominees for the Company's Board under the foregoing agreements, see "Certain Transactions--Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings" and "Certain Transactions--Financing Transactions--Secured Debt Financing."

   Pursuant to a Mutual Release and Settlement Agreement dated as of July 10, 1998 (the "Settlement Agreement"), the following parties will be issued the number of shares of Company stock listed opposite each of their names in consideration for, among other things, (i) conversion of secured notes of the Company held by such persons into shares of Company Common Stock, (ii) the release of any security interest held by any of them on the Company's property, (iii) the payment of certain additional funds to the Company, and (iv) the release of certain other claims against the Company by such parties:

                                                                       Number of
      Name                                                              Shares
      ----                                                             ---------
      TCI............................................................. 2,942,906
      NBC............................................................. 1,902,279
      Sprint.......................................................... 1,484,520
      Motorola........................................................ 1,484,883
                                                                       ---------
       Total:......................................................... 7,814,588

   Pursuant to the Settlement Agreement, each of these parties will also enter into a Voting Agreement (the "Voting Agreement"), which provides, among other things, that until four years after issuance of the shares, except for votes on any matter regarding Mr. David Lockton (including his election to the Board of Directors) and certain other major events of the Company, these parties will vote the shares listed above as directed by a committee of three independent persons (the "Committee"), chosen as described in the Voting Agreement. The Committee currently consists of John Bohrer, Donald Graham and Bruce Bauer. The Committee has decided by unanimous vote to direct these parties to vote the shares listed above in favor of each of the proposed Board nominees if the shares are issued prior to the March 1, 1999 record date.

   Consummation of the Settlement Agreement is conditioned on the confirmation by the United States Bankruptcy Court for the Northern District of California of the Company's plan of reorganization filed under Chapter 11 of the Bankruptcy Code. (See "Certain Transactions--Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings").

   The Company is not aware of any other agreements among its shareholders pertaining to the manner in which their shares are voted.

Board Meetings and Committees

   The Board of Directors held nine (9) meetings during the fiscal year ended December 31, 1998. The Board of Directors currently has no Audit, Nominating or Compensation Committee nor any committee performing similar functions. During the fiscal year ended December 31, 1998, each incumbent director attended or participated in 75% or more of all meetings of the Board of Directors (held during the period in which such director served).

   Directors do not receive compensation for serving as directors or for attending meetings of the Board of Directors, except for stock options granted to Directors from time to time. Non-employee directors are reimbursed for out of pocket transportation and other expenses actually incurred in attending meetings of the Board of Directors.

                           PRINCIPAL SHAREHOLDERS AND
                         SHARE OWNERSHIP BY MANAGEMENT

   The following table sets forth certain information as of February 12, 1999 relating to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each executive officer named in the tables under "Executive Compensation," (iii) each director and (iv) all executive officers and directors as a group.

                                       Common Stock          Percentage of
                                       Beneficially       Outstanding Shares
                                        Owned(/1/)            Owned(/1/)
                                   --------------------- ---------------------
                                    Prior to    After     Prior to    After
                                   Closing of Closing of Closing of Closing of
                                   Settlement Settlement Settlement Settlement
         Name and Address          Agreement  Agreement  Agreement  Agreement
         ----------------          ---------- ---------- ---------- ----------
Tele-Communications,
 Inc.(/2/)(/3/)................... 4,830,850  7,773,756    15.66%     20.11%
5619 DTC Parkway
Terrace Tower II
Englewood, CO 80111
National Broadcasting Co.,
 Inc.(/3/)(/4/)(/5/).............. 1,977,127  3,879,406      6.4%      10.0%
30 Rockefeller Plaza
New York, NY 10112
Gannett Co., Inc.(/6/)............ 2,196,666  2,196,666     7.12%      5.68%
1000 Wilson Boulevard
Arlington, VA 22209
David B. Lockton (/4/)(/7/).......   659,000    659,000     2.14%       1.7%
Bruce W. Bauer (/8/).............. 1,150,500  1,150,500     3.73%      2.98%
John J. Bohrer (/9/)..............   177,850    177,850        *          *
Donald D. Graham (/10/)........... 1,775,000  1,775,000     5.76%      4.59%
William H. Green..................         0          0        *          *
William L. Groeneveld.............         0          0        *          *
All executive officers and
 directors as
 a group (6 persons)(/11/)........ 3,761,850  3,761,850     12.2%      9.73%

--------
*  Less than 1% of outstanding shares.

(1) Except as indicated and pursuant to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(2) Includes 4,830,850 shares held by TCI and its affiliates but does not include (i) 1,101,866 shares issuable in exchange for services to be rendered by TCI pursuant to an Amended and Restated Stock Purchase Agreement dated June 4, 1993 between the Company and TDC, or (ii) shares issuable pursuant to the exercise of warrants, all of which shares the Company believes ceased to be issuable upon execution of the Settlement Agreement. (See "Certain Transactions--Financing Transactions," and "Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings").
(3)   Includes for each entity only those shares listed herein for such entity:
      (i) 2,942,906 shares held by TCI and (ii) 1,902,279 shares held by NBC subject to the Voting Agreement pursuant to which each of these parties and Sprint and Motorola agreed to vote their shares issued in the Settlement Agreement as directed by an independent committee (except for matters relating to David Lockton and certain major transactions of the Company) which currently consists of John Bohrer, Donald Graham and Bruce Bauer. This agreement does not provide for any other joint action by the parties thereto. The Company has been advised that the parties to the Voting Agreement disclaim beneficial ownership of shares owned by the other parties thereto. (See "Arrangements with Respect to Election of Directors" and "Certain Transactions--Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings.")
(4) These shareholders entered into an agreement in December 1987 pursuant to which each of the parties thereto agreed, if requested by NBC, to vote their shares under certain circumstances to cause an officer of NBC to be elected to the Company's Board of Directors. The Company has been advised that the parties to the agreement disclaim beneficial ownership of shares owned by the other parties thereto.
(5) Includes 1,977,423 shares held by NBC and its affiliates but does not include shares issuable pursuant to the exercise of warrants which the Company believes ceased to be exercisable upon execution of the Settlement Agreement. (See "Certain Transactions--Financing Transactions" and "Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings.")
(6) The Company has agreed to cause one person designated by Gannett to be elected to the Company's Board of Directors (see "Arrangements with Respect to Election of Directors").
(7) Includes (i) 656,600 shares held of record by David Lockton, and (ii) 2400 shares held by him as Custodian under the Uniform Gifts to Minors Act, but does not include employee stock options the exercisability of which is currently being disputed by the Company. (See "Option Exercises and Year-End Holdings").
(8) Includes (i) 100,500 shares of Common Stock and (ii) 1,050,000 shares that may be acquired upon exercise of stock options that are currently exercisable. The validity of the Company's grant of the stock option for 900,000 shares is currently being contested in the Company's bankruptcy proceedings. (See "Option Grants in Last Fiscal Year" and "Certain Transactions--Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings").
(9) Includes 150,000 shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable.
(10) Includes 150,000 shares of Common Stock that may be acquired upon exercise of stock options that are currently exercisable, 310,000 shares owned by Margery L. Graham, wife of Donald Graham, and 950,000 shares owned by Holmes Plumbing & Heating Supply Co., of which Mrs. Graham is the sole shareholder. Mr. Graham disclaims beneficial ownership of all shares owned by Margery Graham and Holmes Plumbing & Heating.
(11) Includes 1,350,000 shares of Common Stock which may be acquired pursuant to the exercise of stock options which are currently exercisable.

                        COMPLIANCE WITH SECTION 16(A) OF
                           THE SECURITIES ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports they file under Section 16(a).

   To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, Messrs. Bauer, Bohrer and Graham (since their appointment to the position of Director in 1995) and Messrs. Green and Groeneveld (since their appointment to the position of Director in 1998) have failed to comply with Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners. However, such persons have since disclosed all relevant information on a Form 5 filing made prior to the deadline for fiscal year 1998 to bring their required disclosure up to date. In addition, Mr. Graham purchased and sold 20,000 shares of the Company's Common Stock within a six-month period, which resulted in a gain of approximately $2100 and which he then returned to the Company.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the former Chief Executive Officer (the "Named Officers") of the Company (determined as of December 31, 1998) for the fiscal years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                  Annual Compensation          Long Term Compensation
                              -------------------------------- -----------------------     ---
                                                               Securities
   Name and Principal                             Other Annual Underlying  All Other
        Position         Year  Salary       Bonus Compensation  Options   Compensation
   ------------------    ---- --------      ----- ------------ ---------- ------------
Bruce W. Bauer.......... 1998 $ 67,708(/1/)  $ 0      $ 0        900,000   $       0
President and            1997        0         0        0              0           0
Chief Executive Officer  1996        0         0        0      35,655.26   35,655.26(/2/)
David B. Lockton(/3/)... 1998 $112,329       $ 0      $ 0        600,000   $       0
Director and Former      1997  250,000         0        0        600,000           0
President and Chief      1996  250,000         0        0        600,000
Executive Officer

--------
(1) Represents partial year salary from June 14, 1998 (the date of Mr. Bauer's appointment as Chief Executive Officer) through December 31, 1998. One-year salary of $125,000 is due to Mr. Bauer even if the contract is terminated or his position ends prior to the expiration of the contract term on June 13, 1999.
(2) In 1996, Mr. Bauer was retained by the Company as a consultant to coordinate and sell the remaining physical assets of the Company. He was paid fees that totalled $35,655.26 in 1996, which was a rate of approximately 50% of what was paid to outside consultants for the same task. Mr. Bauer agreed to set these funds aside in case the Company required additional working capital. As of the date of this proxy the funds remain in Mr. Bauer's possession and have not been spent.
(3) Mr. Lockton had a Deferred Compensation Agreement by which his salary of $250,000 per year would be deferred and payable by the Company at such time as the Company had sufficient operating cash. Mr. Lockton was terminated from his positions of Chairman of the Board of Directors, Chief Executive Officer and President of the Company on June 14, 1998, and his salary for 1998 represents a pro-rated portion of this $250,000 annual amount. Mr. Lockton was also granted stock options as compensation for serving as President and Chief Executive Officer of the Company, which have since expired (See "Executive Compensation--Option Exercises and Year End Holdings" and "Executive Compensation--Compensation of David Lockton.")

Stock Option Grants

   The table set forth below contains information concerning grants of stock options under the Company's 1988 Stock Option Plan (the "1988 Option Plan") to the Named Officers during the fiscal year ended December 31, 1998. No stock options were granted under the Company's 1991 Stock Option Plan (the "1991 Option Plan") to the Named Officers during the fiscal year ended December 31, 1998.

                       Option Grants in Last Fiscal Year

                                                                                Potential
                                                                             Realizable Value
                                                                                at Assumed
                                                                             Annual Rates of
                                                                               Stock Price
                                                                             Appreciation for
                                                                               Option Term
                                         Individual Grants                        (/1/)
                         --------------------------------------------------- ----------------
                         Number of     % of Total
                         Securities     Options
                         Underlying    Granted to
                          Options     Employees in Exercise price Expiration
          Name            Granted     Fiscal Year    ($/Share)       Date      5%      10%
          ----           ----------   ------------ -------------- ---------- ------- --------
Bruce W. Bauer..........  900,000(2)      100%         $0.21      6/14/2003  $52,200 $115,380

--------
(1) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock.
(2) David Lockton has challenged the validity of the meeting of the Board of Directors at which this option was granted in the Company's bankruptcy proceedings. As of the date of this proxy statement, this matter has not yet been resolved.

Option Exercises and Year-End Holdings

   The following table provides information with respect to the Named Officers and Directors concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1998 (the end of the Company's last fiscal year):

                Aggregated Option Exercises in Last Fiscal Year,
                       and Fiscal Year-End Option Values

                                                     Number of Securities
                                                    Underlying Unexercised   Value of Unexercised In-
                                                    Options at December 31,    the-Money Options at
                                                           1998(/1/)             December 31, 1998(/2/)
                                                   ------------------------- -------------------------
                          Number of
                           Shares
                         Acquired on     Value
Name                      Exercise   Realized(/3/) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------- ----------- ------------- ----------- -------------
Bruce W. Bauer(/4/).....     --           --        1,050,000         0       $133,500        --
John J. Bohrer(/5/).....     --           --          150,000         0       $ 34,500        --
Donald D. Graham(/5/)...     --           --          150,000         0       $ 34,500        --
William H. Green........     --           --                0         0            --         --
William L. Groeneveld...     --           --                0         0            --         --
David B. Lockton(/6/)...     --           --                0         0            --         --

--------
(1) Options granted under the Company's 1988 Stock Option Plan and 1991 Stock Option Plan to officers and employees terminate unless exercised within 90 days after cessation of employment, unless the Board or Stock Option Committee otherwise specifies. Accordingly, employee stock options that were outstanding in 1995 when the Company ceased operations are no longer exercisable. The 900,000 share option granted to Mr. Bauer described in this table is exercisable for its full term whether or not he remains an officer of the Company.
(2) Based on the closing bid price of a share of Common Stock ($0.32) in the over-the-counter market as reported by IDD Information Services on December 31, 1998 (the last trading day during 1998).
(3)   Market price at time of exercise less exercise price.
(4) Includes options covering 900,000 shares granted when Mr. Bauer was appointed as Chief Executive Officer, and options covering 150,000 shares granted to him for serving as a Director in 1995, 1996 and 1997.
(5) In Lieu of paying directors' fees, in 1995 the Company granted stock options for 150,000 shares to these members of the Board, one-third of which vested each year in 1995, 1996 and 1997. No options have as yet been granted to Directors as remuneration for services in 1998.
(6) Mr. Lockton has stated in filings with the Securities and Exchange Commission that he holds vested options for 2,103,000 shares exercisable at $.09 per share. The Company's records show that Mr. Lockton had been granted an option in 1991 under the 1988 Stock Option Plan to purchase 306,398 shares at $.44 per share, two options in 1992 under the 1991 Stock Option Plan to purchase 450,000 shares at $10.40 per share and 150,000 shares at $20.00 per share, one option in 1994 under the 1988 Stock Option Plan to purchase 425,000 shares at $4.625 per share, and an option in 1995 under the 1988 Stock Option Plan, after the Company had ceased operations, to purchase 1,800,000 shares (at the rate of 600,000 per year) at $.09 per share. The Company has taken the position that the 1995 option was not authorized under the 1988 Stock Option Plan, as amended in 1995, because more than 1,000,000 shares were granted at one time in 1995, contrary to the provisions of the Plan and that all options held by Mr. Lockton expired in any event because they were not exercised by Mr. Lockton within 90 days after he ceased to be an employee of the Company.

Employment Agreements

   In June 1998, the Company entered into an employment agreement with Bruce W. Bauer, which expires in June 1999 to serve as President and Chief Executive Officer of the Company. Under the agreement, Mr. Bauer receives a base salary of $125,000 per year, with the full year's salary payable if the contract is terminated or the position ends prior to the expiration of the year. (See also "Board Report on Executive Compensation").

Compensation Committee Interlocks and Insider Participation

   Bruce Bauer and John Bohrer were officers of the Company and during the last fiscal year participated in deliberations of the Board of Directors concerning executive officer compensation.

Board Report on Executive Compensation

   Annual compensation of the Company's executive officers is determined by the Board of Directors. The Board of Directors is also responsible for administering the 1988 Option Plan and the 1991 Option Plan (the "Option Plans"), including the grant of options under such plans. Messrs. Bauer, Bohrer and Lockton are employees or former employees of the Company and have voted on matters relating to executive compensation and stock option grants, including their own compensation and stock option grants.

   The Company is currently operating with a skeleton staff of two officers (Mr. Bauer as Chief Executive Officer and Mr. Bohrer as Secretary and Treasurer), and one administrative assistant and one secretary/receptionist, to conserve resources until the Company emerges from Chapter 11 proceedings and is able to commence exploitation of its intellectual property assets. At that time, the Company will again commence rehiring staff, as appropriate to carry out its goal of realizing on its patent portfolio. In that connection, the company may also use and compensate consultants, including an Advisory Panel to assist management.

   The Company's compensation philosophy is to provide strong incentives to its executives to maximize the overall value of the Company. The Company's executive officers are given an opportunity to participate in the growth of the Company through equity participation in the form of stock options granted under the Option Plans. As a result, the Company's executive officers are directly rewarded for the Company's performance as reflected in its stock price and given an additional incentive to contribute to the Company's future success. Options granted under the Option Plans generally vest over a four-year period, to encourage employees to remain with the Company on a long-term basis, although recent option grants have been made fully vested in order to induce its executives and directors to remain with the Company through the settlement with its creditors (see "Certain Transactions--Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings"). The Company granted stock option for 150,000 shares to each of Messrs. Bauer, Bohrer and Graham on October 27, 1995. In addition, the Company granted an additional stock option for 900,000 shares to Mr. Bauer in connection with his election to the position of Chief Executive Officer of the Company on June 14, 1998.

   Base salaries and stock option grants are initially determined on the basis of (i) the individual officer's position, and (ii) the Company's desire to attract and retain qualified personnel in a competitive marketplace. Salaries are generally reviewed annually and are subject to increases based on the Company's determination that the individual's level of contribution to the Company has increased since his or her salary had last been reviewed and increases in competitive pay levels and the cost of living. Under normal circumstances, the Board of Directors also determines initial awards of stock options, within a range established for employees at various salary levels, based on the employee's position and responsibilities. As stock options held by employees, including executive officers, vest, the Company may approve grants of additional options based on the employee's past performance and contributions to the Company. There is no provision for bonus in the employment agreement of the current Chief Executive Officer, although the Company may decide to award such in its discretion. No particular weighting is given to any of the factors considered.

Compensation of the Chief Executive Officer and Former Chief Executive Officer

 Compensation of Bruce Bauer

   The Company entered into an employment agreement with Bruce W. Bauer, President and Chief Executive Officer, in June 1998 for a one-year term, at an annual salary of $125,000. (See "Executive Compensation--Employment Agreement.") In connection with Mr. Bauer's agreement to serve as President of the Company, the Company also granted Mr. Bauer an option to purchase 900,000 shares of the Company's stock at $0.21 per share. The option is currently exercisable and expires on June 14, 2003. This amount was considered the minimum amount necessary to retain Mr. Bauer as Chief Executive Officer for this period, given the Company's state at the time. The employment agreement was heavily weighted towards performance-based compensation in order to give Mr. Bauer the proper incentives to focus on the overall financial well-being of the Company.

 Compensation of David Lockton

   The Company entered into an employment agreement in January 1991 with David
B. Lockton, the former Chairman of the Board, President and Chief Executive Officer, which provided for a base salary and a bonus determined on the basis of a percentage of the Company's pre-tax earnings. The employment agreement was amended effective in October 1994, to increase to $250,000 the base compensation payable to Mr. Lockton during the time he served as Chief Executive Officer. The increase in his base compensation was in response to the increased duties and responsibilities of Mr. Lockton when he re-assumed the position of President and the disparity between his previous base salary of $144,000 and the compensation of other executive officers in the Company at the time. In May 1994, the Company agreed to amend the payment terms of a promissory note in the principal amount of $2,000,000 issued by the Company to Mr. Lockton in December 1986 (as consideration for the sale of certain patent rights by Mr. Lockton to the Company) in the event the Company received a specified amount of new financing in 1994. Mr. Lockton represented to the Board of Directors that the debt and equity financing obtained by the Company in September 1994 satisfied the financing goals and that payments under the promissory note should commence under the revised payment terms. In view of the Company's cash needs, the Company and Mr. Lockton agreed to cancel the promissory note and enter into a Deferred Compensation and Non-Competition Agreement under which the Company made a cash payment of $150,000 to Mr. Lockton and agreed to make a cash payment of $55,000 on January 1, 1996 and $62,500 on each January 1, April 1, July 1 and October 1 thereafter through October 1, 2002, provided that the Company's unrestricted cash was sufficient to satisfy the Company's requirements following the 90-day period. To date the Company made no payments under this agreement due to its financial condition. In consideration of and as a condition to such payments, Mr. Lockton agreed that during the period ending on December 31, 2002 he will not engage in or become associated with any person or entity engaged in any activity in the United States or Canada that is competitive with the business of the Company. Concurrently with the execution of the Deferred Compensation and Non-Competition Agreement, the promissory note described above was cancelled.

   The Company has granted Mr. Lockton several stock options under its 1988 Stock Option Plan and 1991 Stock Option Plan. Although Mr. Lockton has asserted in filings with the Securities and Exchange Commission that he continues to hold certain stock options, it is the Company's position that such options are no longer exercisable. (See "Executive Compensation--Option Exercises and Year-End Holdings" herein.)

   Mr. Lockton advised the Company that he intended to file a claim for $3.7 million in the Company's Chapter 11 Proceedings, based on payments allegedly due under his employment agreement and Deferred Compensation and Non-Competition Agreement, and from directors' fees and other amounts, making him the largest unsecured creditor of the Company. The Company intends to assert claims against Mr. Lockton in its

Chapter 11 Proceeding, based on what it believes are his mismanagement, breaches of fiduciary duty and failure to satisfy a contractual condition to his receipt of compensation.

                                 Bruce W. Bauer
                                David B. Lockton
                                 John J. Bohrer
                                William H. Green
                             William L. Groeneveld

   The Board Report on Executive Compensation shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof in the Company's Annual Report on Form 10-K.

Performance Graph

   Set forth below is a graph indicating cumulative total return (assuming reinvestment of dividends) at December 31, 1994, 1995, 1996, 1997 and 1998 on $100 invested alternatively in the Company's Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market (U.S.) and the NASDAQ
Telecommunications Index on December 31, 1993.


                        [PERFORMANCE GRAPH APPEARS HERE]
                                            Cumulative Total Return
                                   -----------------------------------------
Interactive Network Inc. (INNN)    12/93   12/94  12/95  12/96  12/97  12/98
-------------------------------    -----   -----  -----  -----  -----  -----
Interactive Network, Inc.           100      15      0      1      2      3
NASDAQ Stock Market (U.S.)          100      98    138    170    209    293
NASDAQ Telecommunications           100      83    109    112    165    270

                              CERTAIN TRANSACTIONS

Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings

   In August of 1995, the Company commenced litigation (the "Litigation") against TCI, TDC, TCI Programming Holding, III ("TCIP"), TCI Cablevision of California, Inc., and Gary S. Howard (the "TCI Parties"), NBC, Sprint and Motorola (together, the "Settling Parties"). In essence, the Company contended that the Settling Parties had conspired to acquire the Company's intellectual property by obtaining liens on the intellectual property through the secured loans made by them, reneging on commitments to make further loans and then seeking to foreclose on the Company's intellectual property when the Company could not sustain its business without additional funds. The Settling Parties denied the Company's allegations and counterclaimed to foreclose their liens through the Litigation.

   From the time the Litigation commenced until recently, the Company's management, led by Mr. Lockton, was occupied principally with the Litigation. Among other things, the Company shut down its business, laid off virtually all of its employees, abandoned the new facility that it had just leased, did not continue to maintain its books and records, did not have audited financial statements prepared, did not make any filings with the SEC, let its stock transfer agency agreement lapse and held no shareholders' meetings after the meeting conducted in May of 1995.

   In early 1998, settlement discussions between the Company and the Settling Parties grew serious. Ultimately, upon the recommendations of the Company's counsel in the Litigation, Joseph W. Cotchett and Mark C. Molumphy of Cotchett, Pitre & Simon, and of the advisor to the Company's Board of Directors appointed by the Superior Court in the Litigation, the Hon. Charles B. Renfrew (Ret.), five of the six members of the Board voted to approve the Settlement Agreement. Mr. Lockton dissented.

   Pursuant to the Settlement Agreement, the parties to the agreement agreed to dismiss with prejudice their lawsuits against each other. In addition, the TCI Parties agreed to deposit $10,000,000 in an account for the benefit of the Company and $2,500,000 in an account for the benefit of Cotchett, Pitre & Simon, to be paid to such counsel upon final entry of a non-appealable order by the bankruptcy court overseeing the Company's bankruptcy. In addition, the creditors in the lawsuit who held any intellectual property rights of the Company (or any security interest therein) agreed to release any such security liens and/or interests held by any of the TCI Parties, NBC, Sprint or Motorola with the appropriate authorities. As part of the settlement, the following parties were issued the number of shares of Company stock listed opposite each of their names, which represented a conversion of the aggregate principal and interest held by them on outstanding promissory notes at $5.00 per share (which was acknowledged as likely bearing no relation to the market value of the Company's Common Stock):

                                                            Debt     Number of
      Name                                               Converted     Shares
      ----                                               ----------  ----------
      TCI............................................... 14,714,535   2,942,906
      NBC...............................................  9,511,396   1,902,279
      Sprint............................................  7,422,602   1,484,520
      Motorola..........................................  7,424,415   1,484,883
                                                         ----------  ----------
       Total:........................................... 39,072,948   7,814,588

   (In its Form 10-Q filed with the SEC for the quarter ended March 31, 1995, the Company had indicated that at March 31, 1995, based on the outstanding principal and interest on its secured notes, an aggregate of 67,749,334 shares of Company Common Stock would have been issued on conversion of the notes)

   Pursuant to the Settlement Agreement, each of these parties will also enter into the Voting Agreement, which provides, among other things, that except for votes on any matter regarding Mr. David Lockton

(including his election to the Board of Directors) and certain other major events of the Company, these parties will vote the shares listed above as directed by a committee of three independent persons (the "Committee"), chosen as described in the Voting Agreement. The Committee currently consists of John Bohrer, Donald Graham and Bruce Bauer, and the Voting Agreement provides a mechanism for replacement of any member. The Voting Agreement terminates on the fourth anniversary of the closing of the Settlement Agreement.

   The Settlement Agreement also included releases of the Settling Parties by the Company and releases of the Company by each of the Settling Parties, with respect to the lawsuit and any other pre-existing claims or contracts. These releases became effective at the time of execution of the Settlement Agreement on July 10, 1998, and are in the opinion of counsel who represented the Company in negotiating the Settlement Agreement broad enough to terminate any obligations of the Company under any pre-existing contractual arrangements between the Company and the Settling Parties, including the various contractual arrangements (including warrants issued by the Company to NBC, TCI, Sprint and Motorola) described below under "Financing Transactions--Agreements with NBC, Agreements with TCI, Secured Debt Financing, and Registration Rights of Investors" and described above under "Arrangements with Respect to Election of Directors". If the Company and the Settling Parties are unable to reach agreement on the operative effect of the release provisions of the Settlement Agreement on pre-existing contractual arrangements or agree to alternative arrangements that the Board of Directors considers to be in the best interests of the company and its shareholders, the Company intends to seek a ruling from the California Superior Court for Alameda County, in which the lawsuit was prosecuted and which retains jurisdiction over the Settlement Agreement, to resolve disputes and enforce the terms of the Settlement Agreement. Consummation of those provisions of the Settlement Agreement relating to issuance of shares in exchange for outstanding indebtedness of the Company, release of liens held by the Settling Parties on the Company's assets, and payment of $10,000,000 to the Company are not conditioned on resolution of the issue as to the effect of the release provisions of the Settlement Agreement on pre-existing contractual arrangements.

   Consummation of the provisions of the Settlement Agreement providing for payment of $10,000,000 to the Company and release of security interests in its assets held by the Settling Parties, issuance of the Company's common stock to the Settling Parties in conversion of their outstanding notes, and the entry by such parties into the Voting Agreement, is conditioned on the entry by the United States Bankruptcy Court for the Northern District of California of a final non-appealable order confirming a plan of reorganization to be filed by the Company under Chapter 11 of the Bankruptcy Code. The Company filed its plan
of reorganization under Chapter 11 on December   , 1998, providing for payment
to all of the Company's creditors in full on their allowed claims. The final date for filing claims was January 19, 1999, at which time non-duplicative claims totaling approximately $12,250,000 were filed or scheduled (not including the claims of the Settling Parties). Under the plan of reorganization, the Company intends to pay in full allowed claims, and believes that (in addition to expenses of administration of approximately $500,000) there are no more than approximately $6,370,000 in allowable claims (plus certain accrued interest), although the final figure is subject to the claims objection and allowance procedures under the plan of reorganization. The Company intends to contest a substantial portion of a claim of David Lockton for $3,778,000 (see "Compensation of the Chief Executive Officer and Former Chief Executive Officer--Compensation of David Lockton" herein).

   The Bankruptcy Code contemplates that a debtor in Chapter 11 proceedings may identify executory contracts that it intends to assume as a part of its plan of reorganization. Executory contracts that are not expressly assumed are deemed rejected, and the only remedy of the other party to the contract is to pursue a claim for damages for breach of contract following confirmation of the plan of reorganization. The Company has identified as executory contracts it intends to assume the various contractual arrangements with NBC, TCI, Sprint and Motorola described below under "Financing Transactions--Agreements with NBC, Agreements with TCI, Secured Debt Financing and Registration Rights of Investors" and described above under "Arrangements with Respect to Election of Directors" to the extent such arrangements have not been terminated by the Settlement Agreement. The Company also intends to assume its obligations under the Gannett Stock Purchase Agreement described under "Transactions with Other Parties."

   The Company has in the past also been a party to other contractual arrangements that might still be considered executory but have not been operative for many years. The Company has not scheduled such contractual arrangements as executory contracts it intends to assume as part of the plan of reorganization. If at some future date the other party to one of these arrangements should seek to assert that the arrangement was still in effect on the date of confirmation of the Company's plan of reorganization, the Company will review the matter and take such steps as it considers appropriate to recognize or disavow the contract in a manner that will be in the best interests of the Company.

   The Bankruptcy Court originally scheduled February 18, 1999 as the date for confirmation of the Company's plan of reorganization. David Lockton has fought vigorously in proceedings before the Bankruptcy Court to delay confirmation of the Company's plan of reorganization and to relitigate in the Bankruptcy Court proceedings the wisdom of the Company's decision to enter into the Settlement Agreement over his objections. Mr. Lockton and Calvin Wilson Jr. were the only parties who filed objections to confirmation of the plan of reorganization. The Bankruptcy Court has now scheduled February 18, 1999 as the date for commencement of a hearing on Mr. Lockton's contentions, and confirmation of the plan, with additional hearings scheduled for February 23 and March 18-19, 1999.

Financing Transactions

 Agreements with NBC

   In December 1987, the Company and NBC entered into a Joint Development Agreement, as amended, providing for their joint cooperation in developing the Company's intellectual property for commercial use. The Joint Development Agreement provides that if NBC decides to broadcast a program that makes use of the Company's interactive technology, NBC will use its reasonable best efforts to provide, or to have others provide, within the program, an indication to viewers of the interactive nature of the program, with such efforts to depend on the basis on which such program is made available for broadcast by NBC. The Company and NBC also entered into a warrant agreement (the "NBC Warrant Agreement"), pursuant to which the Company issued three warrants to NBC (the "NBC Warrants") which, if certain conditions are satisfied (as described below), would enable NBC to purchase 5%, 10% and 10%, respectively, of the Company's outstanding Common Stock on the date of exercise, at a purchase price of either a fixed exercise price determined in accordance with the Warrant Agreement, or at NBC's option, 75% of the then current fair market value of the Company's Common Stock. The warrants expire four years, five years and six years, respectively, from the date on which the first NBC Warrant becomes exercisable. The exercise of all of the NBC Warrants would enable NBC to acquire up to approximately 25% of the Company's outstanding stock. The NBC Warrants were amended in September 1994 to provide that the fixed exercise price for the three warrants will be $8.50 per share. The exercise prices of the warrants are subject to adjustment for certain dilutive issuances of securities by the Company. The NBC Warrants will become exercisable if NBC airs a program or programs making use of the Company's interactive technology for certain specified periods after (i) a program broadcast or licensed for broadcast by NBC that makes use of the Company's interactive technology is made available to NBC, after the Company meets certain conditions, (ii) the Company is offering its system in five television markets (as defined by standard industry practice), and (iii) the Company is able to supply a mass-produced "control unit" (the Company's hand-held device through which viewers can interact with television programs) in sufficient quantities to meet projected demand. In the event that the conditions to the exercise of the NBC Warrants are satisfied, the Company will be subject to recognition of expense relating to the difference between the exercise price of the NBC Warrants and the fair market value of the Company's Common Stock at the time of exercise. The Company has advised NBC that in its view the warrants and Joint Development Agreement were terminated by execution of the Settlement Agreement.

 Gannett Stock Purchase Agreement

   The Company, Gannett and David B. Lockton entered into a Stock Purchase Agreement dated December 2, 1992, as amended (the "Gannett Agreement"). Under the Gannett Agreement, the Company sold 1,000,000 shares of Common Stock to Gannett at a price of $5.00 per share. The shares sold to Gannett were subject to adjustment for certain dilutive issuances of securities by the Company and an aggregate of 1,196,666 shares of

Common Stock have been issued to Gannett pursuant to such anti-dilution provisions. Under the Gannett Agreement, Gannett has the right to cause the Company to include in the slate of nominees recommended by the Company's Board of Directors or management to shareholders for election as directors at each annual meeting of shareholders one person designated by Gannett. The Company is required to use its best efforts to cause any Common Stock for which the Company's management or directors hold proxies, or are otherwise entitled to vote, to be voted in favor of the election of such designee. In addition, Mr. Lockton is required to vote all shares of Common Stock owned by him in favor of such designee. Gannett has advised the Company that it does not choose to exercise its right to designate a director at this time. Under the 1992 Stock Purchase Agreement, Gannett is also entitled to certain registration rights with respect to shares issued to it (See "Registration Rights of Investors"), and the Company has agreed, inter alia, to coordinate with Gannett in developing and marketing certain electronic news services and to provide Gannett with a right of first refusal to participate exclusively in a partnership or joint venture with the Company in doing so. While the Company intends to assume its obligations under the 1992 Stock Purchase Agreement, it has no present plans that would involve the types of business activities contemplated by that Agreement.

 Agreements with TCI

   The Company, David B. Lockton and TDC entered into an Amended and Restated Stock Purchase Agreement dated June 4, 1993 (the "TDC Stock Purchase Agreement"), under which the Company agreed to sell and issue an aggregate of 1,650,000 shares of Common Stock to TDC for an aggregate consideration of $10,750,000 (or $6.52 per share). The shares sold pursuant to the TDC Stock Purchase Agreement are subject to adjustment for certain dilutive issuances of securities by the Company. Simultaneously with this transaction, the Company and TCI executed a letter of intent (the "Distribution Letter") regarding certain distribution and licensing arrangements, as described below. 1,012,269 shares of Common Stock were issued to TDC on June 11, 1993 in exchange for $6,600,000 in cash (or $6.52 per share). The TDC Stock Purchase Agreement provided that an additional 637,731 shares (the "Remaining Shares") would be purchased in installments in consideration of services to be rendered to the Company pursuant to an agreement (the "Services Agreement") to be negotiated between the parties. The Services Agreement was intended to set forth the nature of the services to be rendered, including advertising and marketing of the Company's programming, and the manner of valuation thereof. TDC has the option to purchase any of the Remaining Shares by paying the purchase price therefor in cash. 51,461 of the Remaining Shares have been issued in exchange for services provided by TCI and 197,000 of the Remaining Shares were issued for cash in the amount of $1,284,000. In addition, 2,307,708 shares of Common Stock have been issued pursuant to anti-dilution provisions. The TDC Stock Purchase Agreement contemplates that, subject to compliance with applicable securities laws, TDC may sell up to 50% of the shares of Common Stock purchased by it under the TDC Stock Purchase Agreement to a major cable system operator.

   Pursuant to the TDC Stock Purchase Agreement, TDC has the right to cause the Company to include one person designated by TDC in the slate of nominees recommended by the Company's Board of Directors or management for election as a director at each annual meeting of shareholders. The Company is required to use its best efforts to cause all shares for which the Company's management or directors hold proxies or are otherwise entitled to vote to be voted in favor of the election of such designee. The Company also granted TDC a right of first refusal to purchase up to 25% of certain newly issued securities that the Company may propose to sell from time to time. The foregoing right of first refusal expires on June 11, 2003. TDC also received a right of first refusal to purchase shares of the Company's Common Stock that may be proposed to be sold by David B. Lockton, subject to the prior rights of NBC and Rainbow. The TDC Stock Purchase Agreement provided that, subject to certain exceptions, TCI and its affiliates (as defined in the TDC Stock Purchase Agreement) will not acquire additional shares of voting stock if, after giving effect to such acquisition, their beneficial ownership of voting stock would exceed 33% of the outstanding voting stock of the Company.

   In connection with the purchase of the Notes described under the caption "Secured Debt Financing' below, the Company, TCIP and TDC entered into an Amendment (the "Amendment to TDC Stock Purchase

Agreement") to the TDC Stock Purchase Agreement to terminate the provision in the TDC Stock Purchase Agreement that limits the amount of the Company's voting stock that may be beneficially owned by TCI and its affiliates to 33% of the outstanding voting stock of the Company. The Amendment to TDC Stock Purchase Agreement also provides that (i) the Company will permit TCI or its affiliates to distribute the Company's control units in territories where TCI or its affiliates own or operate cable systems or other wire-line telecommunications services, (ii) if requested by TCI or its affiliates, the Company will grant TCI and its affiliates such rights as may be necessary to carry the Company's interactive programming signals and offer the Company's services over cable systems owned or operated by TCI or its affiliates, and (iii) if TCI or its affiliates develop a plan that requires the use of the Company's proprietary technology to transmit the Company's interactive programming or services over cable systems owned or operated by TCI or its affiliates and the Company is unable, due to capacity constraints, to adequately provide such programming or services, the Company shall license its technology to TCI or its affiliates. The terms of any such arrangements shall be no less favorable to TCI and its affiliates than the terms offered to similarly situated third parties.

   Under the Note Purchase Agreement described below, the Company agreed to enter into an agreement with TCI, pursuant to which the Company would issue to TCI warrants to purchase up to 10% of the Company's outstanding Common Stock (the "TCI Promotion Warrants") under terms and conditions that are substantially the same as for the three warrants originally issued under the NBC Warrant Agreement. The warrants issued to TCI would become exercisable based on the level of promotion of the interactive nature of sports programming produced and distributed by certain subsidiaries of Liberty Media Corporation, a wholly-owned subsidiary of TCI. The Company has advised TCI that in its view the executory provisions of the 1993 Stock Purchase Agreement, including the Distribution Letter, Services Agreement, and right of first refusal to purchase newly issued securities of the Company, and the TCI promotion warrants were terminated by execution of the Settlement Agreement.

 Secured Debt Financing

   The Company, TCI, NBC, Motorola, and Sprint (collectively, the "Note Purchasers") entered into a Note Purchase Agreement effective as of September 19, 1994, as amended by a letter agreement dated as of September 23, 1994 (the "Note Purchase Agreement"), under which the Note Purchasers agreed to purchase Senior Convertible Notes issued by the Company in the aggregate principal amount of $24,012,725.33 (the "Notes"). The Notes accrued interest at the rate of 12% per annum (payable quarterly in additional debt instruments having the same terms as the Notes) and were secured by a first priority lien on substantially all of the Company's assets. The Company issued the Notes for cash in the amount of $20,466,000 and the exchange of promissory notes in the aggregate principal amount of $3,500,000 (together with accrued interest) that had previously been issued to certain of the Note Purchasers for loans made to the Company in June and August 1994. The Notes were due and payable on September 21, 1996 if they were not converted into equity. Under the Settlement Agreement, the Notes are to be converted into 2,942,906 shares of the Company's Common Stock (See "Lawsuit and Settlement Agreement with Certain Principal Shareholders; Chapter 11 Bankruptcy Proceedings"). In connection with the purchase and sale of the Notes, the Company issued warrants (the "Warrants") to the Note Purchasers to purchase until September 23, 1999 an aggregate of 274,457 shares of Common Stock at a price of $8.00 per share, subject to adjustment. The Company has advised the Note Purchasers that in its view the warrants were terminated by execution of the Settlement Agreement.

   The Company, the Note Purchasers and TDC also entered into the Securityholders Agreement pursuant to which the Company agreed that, so long as each of Motorola and Sprint owns at least 500,000 shares of Common Stock (assuming conversion of convertible securities and as adjusted for stock splits and the like), Motorola and Sprint shall each have the right to designate one representative to the Board of Directors of the Company. Pursuant to pre-existing arrangements described elsewhere herein, TDC and NBC each had a right to designate one representative to the Board of Directors of the Company. The Company agreed to use its best efforts to cause all voting securities of the Company ("Voting Securities") for which the Company's management or directors hold proxies or are otherwise entitled to vote to be voted in favor of the election to the Board of Directors of the Company of the persons designated by Motorola, Sprint, NBC and TDC. In furtherance of the foregoing, if any election of directors is to be by cumulative voting, each Purchaser and TDC will determine in its sole discretion whether the number of votes attributable to its shares is in excess of those needed to elect its designee to the Board, and if there are any such excess votes, such Purchaser or TDC will consult with the other Note Purchasers, TDC and the Company and will cast such excess votes in favor of the other designees in such proportion as such Purchaser or TDC reasonably determines will best serve the purposes of such voting arrangement. Motorola and Sprint have advised the Company that they do not choose to exercise their right to designate directors of the Company at this time. The Company has advised Motorola and Sprint that in its view their right to designate directors was terminated by execution of the Settlement Agreement, but that the Company would welcome their willingness to designate nominees to serve on the Board.

   Motorola and the Company entered into a letter agreement (the "Motorola Letter Agreement") pursuant to which Motorola was granted a right of first negotiation and last refusal as to the manufacture of not less than 50%, on an annual basis, of products embodying the Company's technology which the Company purchases, sources or has manufactured for sale or resale by the Company (other than products not manufactured for the Company or set-top boxes that are not manufactured to the Company's hardware specifications). The rights granted to Motorola were to be effective upon the expiration or termination of any manufacturing contracts or arrangements currently in effect which preclude Motorola from having or exercising such rights (and the Company agreed not to renew any such contracts or arrangements without the prior written consent of Motorola). The Company has advised Motorola that in its view the Motorola Letter Agreement was terminated by execution of the Settlement Agreement.

   The Company and Sprint entered into a letter agreement (the "Sprint Letter Agreement") pursuant to which the Company agreed, so long as Sprint pricing is competitive, to use the Sprint network for all voice communications, to transmit the Company's interactive programming data to the entity which transmits such data to the Company's subscribers and to provide datalinks for the transmission of the Company's scoring communications. The Company has advised Sprint that in its view the Sprint Letter Agreement was terminated by execution of the Settlement Agreement.

 Registration Rights of Investors

   The Company entered into agreements with certain holders of its Common Stock and/or warrants to purchase Common Stock, including NBC, Gannett and TDC, pursuant to which such holders were entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). Under the agreements between the Company and these holders, if the Company proposes to register any of the securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. These rights are subject to certain conditions and limitations, among them the right of the underwriters of a registered underwritten offering to limit the number of shares included in such registration. In addition, these shareholders have the right to demand that the Company file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations, including the right of the Company not to effect a requested registration within three months following an offering of the Company's securities. Certain holders may require the Company to file registration statements on Form S-3 when such registration form is available to the Company. The Company is generally obligated to pay all expenses incurred in connection with such registrations, except for underwriting discounts, selling commissions and stock transfer taxes.

   The Company, the Note Purchasers and TDC entered into a Registration Rights Agreement dated as of September 23, 1994 (the "Registration Rights Agreement") pursuant to which the Note Purchasers and TDC were entitled to require the Company to register under the Securities Act the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants or pursuant to the anti-dilution provisions of the

Note Purchase Agreement or the Certificate of Determination, as well as certain shares of Common Stock issued to TDC and NBC pursuant to pre-existing agreements between each such company and the Company. Each of the Note Purchasers, acting alone, could require the Company to effect a registration of shares of Common Stock owned by such Purchaser, subject to certain conditions. The Note Purchasers were also entitled to include such shares of Common Stock in registrations by the Company of shares of Common Stock for its own account or for other shareholders. The registration rights granted to the Note Purchasers had a priority in certain circumstances over the registration rights previously granted to other securityholders of the Company. The Registration Rights Agreement also included indemnification provisions for violations of securities laws. The Company has advised NBC, TCI, Sprint and Motorola that in its view the foregoing registration rights were terminated by execution of the Settlement Agreement. The Company has assumed its registration rights obligations to Gannett in the Chapter 11 Bankruptcy Proceedings.

Other Legal Proceedings

   On January 4, 1995, certain plaintiffs commenced a securities class action against the Company, Mr. Lockton, Peter Sealy and TCI (which no longer is a party). In that case, In re Interactive Network, Inc. Securities Litigation, United States District Court, Northern District of California, Case No. C-95-0026, the plaintiffs alleged that the Company, aided by the other defendants, made materially false statements during the period January 19, 1994 through March 31, 1995. That action is still pending, but the Company believes that a settlement is imminent that will limit the Company's out-of-pocket costs to the $500,000 deductible under its liability insurance.

                                 PROPOSAL NO. 2
                              AMENDMENT OF BYLAWS

   The Company's current Bylaws provide that the Board of Directors shall be comprised of between seven (7) and eleven (11) persons, with the exact number to be fixed by the Board of Directors. The currently authorized number of directors is seven (7).

   None of the Company's principal shareholders has elected to propose a nominee for the Company's Board of Directors although the Company has requested that they consider doing so (see "Election of Directors--Arrangements with Respect to Election of Directors"). Accordingly, the Company's management recommends that Section 3.2 of the Bylaws be amended to fix the size of the Board of Directors at not less than five (5) nor more than nine (9) members, with the exact number to be fixed by the Board of Directors. The Board would initially fix this number at five (5). This Board size will still allow the Board of Directors to create additional vacancies should one or more of the Company's principal shareholders advise the Company at a future date that they desire to designate a person to sit on the Company's Board, or should the Company identify other suitable candidates who are willing to serve as Directors.

   California law requires that the shareholders approve this amendment, which will require the affirmative vote of not less than a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Meeting.

                                 PROPOSAL NO. 3
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG Peat Marwick LLP as the independent auditors of the Company for the current fiscal year. The selection of the independent auditors is being submitted to the shareholders for ratification at the Meeting. In the event that ratification by the shareholders of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not obtained, the Board of Directors will reconsider such selection.

   With the exception of 1995 through 1998 during which there were no audited financial statements of the Company, KPMG Peat Marwick LLP has audited the Company's financial statements since 1991. Its representatives are expected to be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

   The ratification of the selection of KPMG Peat Marwick LLP will require the affirmative vote of not less than a majority of the shares of the Company's Common Stock present or represented and voting at the Meeting.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         THAT THE SHAREHOLDERS VOTE FOR
                      THE RATIFICATION OF THE SELECTION OF
                             KPMG PEAT MARWICK LLP.

                                 OTHER BUSINESS

   The Company currently knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                    Incorporation of Documents by Reference

   The Company incorporates herein by reference its audited financial statements, supplementary financial information and management's discussion and analysis of financial condition and results of operations from its Annual Report for the fiscal year ended December 31, 1998.

Dated: March [   ], 1999
                                          THE BOARD OF DIRECTORS

                     THIS PROXY IS SOLICITED ON BEHALF OF
              THE BOARD OF DIRECTORS OF INTERACTIVE NETWORK, INC.
                FOR THE 1999 ANNUAL MEETING OF THE STOCKHOLDERS

                                MARCH ___,1999

     The undersigned stockholder of INTERACTIVE NETWORK, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March ___, 1999, and the 1999 Annual Report to Shareholders and hereby appoints Bruce W. Bauer and Donald Graham or any of them, proxies with full power in each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of INTERACTIVE NETWORK, INC. to be held on March 31, 1999 at 4:00 p.m. local time, at the San Mateo Marriott, 1770 South Amphlett Boulevard, San Mateo, California 94402 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTIONS IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE
                         ---                            ---
BYLAWS, FOR THE RATIFICATION OF SELECTION OF KPMG PEAT MARWICK LLP AS
        ---
INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1.   ELECTION OF DIRECTORS:

          ___ FOR                           ___ WITHHOLD AUTHORITY

     NOMINEES: BRUCE W. BAUER
               JOHN J. BOHRER
               DONALD D. GRAHAM
               WILLIAM H. GREEN
               WILLIAM L. GROENEVELD

     FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:___________________

     2.   PROPOSAL NO. 2:

          ___ FOR         ___ AGAINST       ___ ABSTAIN

     3.   PROPOSAL NO. 3:

          ___ FOR         ___ AGAINST       ___ ABSTAIN


                                             DATED: ______________, 1999


                                             __________________________
                                                    (Signature)

                                             __________________________
                                                    (Signature)

                                             This Proxy should be marked, dated
                                             and signed by the shareholder(s)
                                             exactly as his or her name appears
                                             hereon, and returned promptly in
                                             the enclosed envelope. Persons
                                             signing in a fiduciary capacity
                                             should so indicate. If shares are
                                             held by joint tenants or as
                                             community property, both should
                                             sign.